(Executive Officers)
CAPLEASE, INC.

Stock Award Agreement

THIS AGREEMENT dated the ____ day of _______ 20__, between CAPLEASE, INC., a Maryland corporation (the “Company”), and _________ (the “Participant”), is made pursuant and subject to the provisions of the Company’s 2004 Stock Incentive Plan (the “Plan”), a copy of which has been made available to the Participant.  All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.  Stock Award.  Pursuant to the Plan, the Company, on ________ __, 20__ (the “Date of Grant”) granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, a Stock Award covering _________ shares of Common Stock, hereafter described as the “Shares.”

2.  Restrictions.  Except as provided in this Stock Award Agreement (“Agreement”), the Shares are nontransferable and are subject to a substantial risk of forfeiture.

3.  Vesting.  Subject to Paragraph 6 and except as provided in Paragraphs 4 and 5 below, the Participant’s interest in the Shares granted under this Agreement shall become nonforfeitable and transferable (“Vested”) [(i) as to ________ shares, in five equal annual installments commencing on the one-year anniversary of the Date of Grant (the “Time Vesting Shares”) and (ii) as to ________ shares, over a five year period ending on the fifth anniversary of the Date of Grant (the “Performance Termination Date”) if the restrictions lapse or expire based on the attainment of performance criteria determined by the Administrator in its sole discretion (the “Performance Vesting Shares”).  One-fifth of the Performance Vesting Shares shall be available for Vesting annually (beginning on the first anniversary of the Date of Grant); provided, however, that any Performance Vesting Shares which fail to Vest will accumulate and not be forfeited but shall be available for Vesting in subsequent years until the Performance Termination Date at which time all Performance Vesting Shares which have not Vested shall be forfeited.]

4.  Death, Disability or Termination.  Paragraph 3 to the contrary notwithstanding, if, prior to the forfeiture of the Shares under Paragraph 6, the Participant dies or becomes Disabled while in the employ of the Company or an Affiliate or terminates employment for Good Reason or is terminated other than for Cause, all Shares that are not then Vested shall become Vested as of the date of the Participant’s death, Disability, termination for Good Reason or termination other than for Cause.  For purposes of Paragraphs 4 and 6 of this Agreement, Disability, Good Reason, and Cause shall have the same meaning as set forth in the Employment Agreement between the Company and the Participant as in effect on the date hereof.

5.  Change in Control.  Notwithstanding any other provision of this Agreement, all Shares not previously forfeited shall become Vested on a Control Change Date in accordance with the Plan.

6.  Forfeiture.  All Shares that are not then Vested shall be forfeited if the Participant’s employment with the Company terminates for any reason other than on account of the Participant’s death, Disability, termination for Good Reason or termination other than for Cause.

7.  Fractional Shares.  Fractional shares shall not Vest hereunder, and when any provision hereof may cause a fractional share to Vest, any Vesting in such fractional share shall be postponed until such fractional share and other fractional shares equal a Vested whole share.

8.  Change in Capital Structure.  The terms of this Agreement shall be adjusted as the Board determines is equitably required in the event the (a) Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Board, necessitates such action.

9.  Governing Law.  This Agreement shall be governed by the laws of the State of New York.

10.  Stock Power.  With respect to any Shares that are forfeited in accordance with Paragraph 6, the Participant hereby irrevocably appoints the Company’s Secretary as his attorney to transfer any forfeited Shares on the books of the Company with full power of substitution in the premises.  The Company’s Secretary shall use the authority granted in this Paragraph 10 to cancel any Shares that are forfeited in accordance with Paragraph 6.  The authority granted in this Paragraph 10 shall terminate with respect to Shares on the date that such Shares become Vested in accordance with Paragraphs 3 or 4.

11.  Shareholder Rights.  The Participant shall have all of the rights of a Shareholder with respect to the Shares, including the right to vote the Shares and receive dividends thereon, from the Date of Grant and prior to a forfeiture of the Shares.  On and after the date that any Shares are forfeited in accordance with Paragraph 6 the Participant shall have no further rights as a Shareholder with respect to the forfeited Shares.  The Company shall retain custody of the certificates evidencing the Shares until the Shares become Vested in accordance with Paragraphs 3 or 4 at which time the Company shall deliver to the Participant a certificate evidencing the Vested Shares.

12.  No Right to Continued Employment.  This Agreement does not confer upon the Participant any right with respect to continuance of employment by the Company or an Affiliate nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.

13.  Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.

14.  Participant Bound by Plan.  The Participant hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions thereof.

15.  Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

CAPLEASE, INC. By: __________________________________	______________________________________
Participant